Exhibit 10.8

March 2024

Dear Paul,

Congratulations! I’m so pleased to present this promotion to you on behalf of KinderCare Learning Companies.

Your promotion will be effective June 1, 2024. Details are as follows:

New Position: Chief Executive Officer of KinderCare Learning Companies

Compensation Type	Current Compensation Effective To 5/31/2024	Increase Amount	New Compensation Effective 6/1/2024
Base pay	$650,000	$225,000	$875,000
STIP Target %	90%	20%	110%
STIP Target $	$585,000	$377,500	$962,500
Total Cash LTIP	$2,225,000	$175,000	$2,400,000 (Cash LTIP Amount Effective 1/1/2024)
Total Target Direct Compensation	$3,460,000	$777,500	$4,237,500

Your new base pay will appear on your paycheck on June 14, 2024.

Thank you for your continued dedication to creating the very best experience for our families, children and each other.

Note: Pay rates and bonus percentages have been rounded. Actual STIP calculations will be prorated based on actual base salary earnings in 2024. Bonus amounts rounded to the nearest whole dollar. Additionally, payouts are subject to bonus plan rules, including that you need to be employed by KLC when the payout is made to be eligible for a payout. If there is a discrepancy between this overview and the Plan document, the Plan document will govern.

Employee ID: 780456

Employee Name: Thompson, Paul